EX-10.3

                              CONSULTING AGREEMENT


This Agreement is made and entered into as of the 15th day of November, 2001 by and between JustWebit.com, Inc., a Nevada corporation, (herein called "Corporation"), and L S Enterprises, Inc. (herein called "Consultant"), upon the terms and conditions hereinafter stated:

1.  Employment

Corporation hereby engages and employs Consultant to render services to the Corporation (except as otherwise provided in Paragraph 3 hereof) as CFO in which capacity Consultant shall render such services as are customarily rendered by and are required of a chief financial officer. Consultant hereby accepts such employment and agrees to keep and perform, diligently and conscientiously, all the duties, obligations and agreements assumed and entered into by him hereunder.

2.  Term

The term of employment hereunder shall commence as of the date hereof, and shall continue until December 31, 2003, unless sooner terminated in accordance with the provisions hereof. Consultant hereby grants to Corporation an option to extend the term of the Agreement for an additional two (2) years ("renewal term"), such renewal term to run consecutively beginning at the expiration of the initial term upon such terms and conditions to be agreed to by the parties. In the event that the parties are unable to reach an agreement for a renewal term, either party may decline to enter into an agreement for a renewal term.

Except as otherwise provided in this Agreement and after December 31, 2003, Corporation shall give Consultant ninety (90) days written notice of its intent to terminate Consultant's employment under the terms of this Agreement.

3.  Services

A. Consultant shall render all services, subject to the supervision and direction of the Corporation's Chairman of the Board of Directors, usual and customarily rendered by and required of persons employed in the capacities designated above and such other services as may be reasonably requested by Corporation. Consultant agrees that throughout the term of this hereof he will render the above provided services for Corporation and Consultant shall not render such services for any other person firm or corporation without the Corporation's prior permission.

B. Consultant agrees to render services as the CFO, and devote sufficient time, attention, skills and efforts in connection with the Company's business, and to comply with all instructions, directions, requests, rules, and regulations made and issued by Corporation; and to perform services conscientiously and to the best of his ability at all reasonable time and whenever and wherever reasonably required. This agreement, however, shall not be construed to prevent Consultant from having investments, and devoting time to such personal matters that may require attention so long as such activities will not interfere with the performance of services as required under this Agreement.

4.  Compensation

On the condition that Consultant fully performs his obligations hereunder; Corporation agrees to pay Consultant and Consultant agrees to accepts the following sums:

A.  For the initial term, compensation in the sum of Sixty
Thousand Dollars (U.S.) ($60,000.00) annually.

B. An aggregate of Five Million (5,000,000) shares of the PURCHASER will be transferred to the Consultant providing the Corporation in combination with the H J Ventures, Inc. reaches total sales of $ 1,500,000 for the 24-month period ending December 31, 2003. If sales do not reach the total as described above, a pro-rata number of shares will be issued to the Consultant based on the formula of total net sales achieved for this period divided by 1,500,000 times 5,00,000.

5.  Expenses

Consultant shall be reimbursed by the Corporation for all reasonable and ordinary expenses incurred in connection with his employment hereunder upon presentation to the Corporation of proper documentation of such expenses.

6.  Illness or Incapacity; Failure to Perform; Force Majeuere,
Withdrawal by Consultant

A. Consultant shall receive full compensation for any period of illness or incapacity during the term of this Agreement.
However after December 31, 2003, Corporation shall have the right to terminate this Agreement if Consultant develops and illness or incapacity which shall totally disable him from rendering services to the Corporation for a period of three
(3) months or more in aggregate, or thirty (30) consecutive days or more, in any one contract year. Such right to terminate shall be exercisable by Corporation by giving at least ninety (90) days written notice of its intention to terminate this Agreement and Consultant's services hereunder.
For purposes of this Paragraph, Consultant shall be considered to be totally disabled if by reason of illness or incapacity, physical or mental, Consultant is unable to materially perform the services required of him hereunder or materially comply with his obligations and agreements hereunder. In such instance, Corporation shall have the right and privilege to have medical examinations of Consultant made by such physician or physicians as Corporation may reasonably designate, provided that Consultant may have present and participating at such medical examinations any physician or physicians of his own choice at his own expense. The death of Consultant before the expiration of the term hereof shall not be deemed a disability, such contingency being covered elsewhere in this Agreement.

B. Corporation shall have the right to terminate Consultant's employment hereunder upon ninety (90) days written notice to Consultant in the event that Consultant fails, refuses or neglects to promptly and faithfully perform any of the required services and/or other obligations hereunder as, when and wherever reasonable instructed to directed by Corporation. Corporation shall have the right to terminate immediately, without prior notice, Consultant's employment hereunder for "cause." For purposes of this Paragraph, "cause" shall mean
(I) Consultant's willful misconduct or gross negligence in connection with the performance of his duties under this Agreement if such conduct results in substantial damage to the Corporation, (ii) an act of fraud or misappropriation by Consultant which results or is intended to result in Consultant's personal enrichment at the expense of the Corporation, (iii) Consultant's conviction for any felony, or
(iv) Consultant's participation in any activity, alone or in conjunction with another, that is or may be competitive with the Corporation's business.

C. In the event of the termination of this Agreement pursuant to any of the provisions hereof, Corporation and Consultants shall have no further obligations to the other whatsoever, and all obligations hereunder shall be deemed excused; excepting, however,

(i) If this Agreement is or becomes terminated in accordance with the provisions of Paragraphs 6(a), 6(b), 6(c), or 8 hereof, Corporation agrees to pay to Consultants, or Consultant's estate, as the case may be, any and all unpaid salary and bonus accrued up to the date of the actual termination of this Agreement; and, in addition thereto;

7.  Vacations

Corporation agrees to give Consultant, during the term hereof, fifteen (15) business days of vacation, the time of taking of which shall be determined by Consultant and Corporation in consultation with each other. In the event that Consultant fails to use all of his vacation days in any given year, Consultant may carry over and accumulate such vacation days for use in subsequent years.

8.  Death During Employment

In the event of the Consultant's death prior to the expiration of the term hereof, this Agreement shall be deemed terminated and Corporation shall have only those obligations to Consultants estates are set forth in Paragraph 6 hereinabove.

9.  Miscellaneous

A. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law.

B. This Agreement was made in the State Of Minnesota, and its validity, construction and effect shall be governed by and enforced pursuant to the substantive laws of the State of Minnesota applicable to contracts made and to be performed therein.

C. This Agreement constitutes the entire agreement between the parties hereto and shall supersede any and all prior written or oral agreements between Corporation and Consultant relating to the subject matter hereof and cannot be amended or modified excepts by written instrument signed by the parties hereto. Consultant acknowledges that he has not executed this Agreement in reliance upon any representation or promise made by Corporation or any representative of Corporation, excepts as expressly provided for in this Agreement. This contract shall not become

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

JustWebit.com, Inc., a Corporation


By: /s/  Gary L. Borglund
Gary L. Borglund


L S Enterprises, Inc. , a Corporation


By:  /s/  Lowell Holden
Lowell Holden, President